EXHIBIT 99.1

Matthew J. Espe Named to Veritiv Corporation’s Board of Directors

ATLANTA (June 2, 2016) − Veritiv Corporation (NYSE: VRTV), a North American leader in business-to-business distribution solutions, announced today that Matthew J. Espe has been elected as a new member of the Veritiv Board of Directors.

“I am very pleased to welcome Matt to our board of directors,” said Mary Laschinger, Chairman and CEO of Veritiv. “His broad business experience in manufacturing and distribution and proven leadership skills will complement our Board’s current composition and serve Veritiv well.”

Mr. Espe has more than 30 years of experience in sales, marketing and management of global manufacturing businesses. He most recently was chief executive officer and president of Armstrong World Industries, Inc. Prior to joining Armstrong in 2010, he was chairman and chief executive officer of Ricoh Americas. Prior to that role, Mr. Espe was chairman of the board of directors and chief executive officer of IKON Office Solutions, Inc. Mr. Espe began his career at General Electric Company. He was with GE for more than 20 years where he served in various roles, last as president and chief executive officer of GE Lighting.

Mr. Espe is currently a member of the board of directors at Husky Injection Molding Systems Ltd. and NCI Building Systems, Inc. He was formerly a member of the board of directors of Armstrong World Industries, Inc., IKON Office Solutions, Inc., Graphic Packaging Holding Company, Unisys Corporation, Con-way Inc. and Ricoh Americas Corporation.

About Veritiv

Veritiv Corporation (NYSE: VRTV), headquartered in Atlanta, is a leading North American business-to-business distributor of print, publishing, packaging, and facility solutions; and also a provider of logistics and supply chain management services. Serving customers in a wide range of industries, the Company has approximately 180 distribution centers throughout the U.S., Mexico and Canada, and employs approximately 8,800 team members worldwide that help shape the success of its customers. For more information about Veritiv and its business segments visit www.veritivcorp.com.

Veritiv Contacts:

Investors: Tom Morabito, 770-391-8451	Media: Ed Patterson, 770-391-8244